New York Life Insurance and Annuity Corporation

1[Survivorship Variable Universal Life Accumulator II]

A Flexible Premium Variable Adjustable Survivorship Universal Life Insurance Policy

Owner: [2][John Doe]	Policy Number: [4][00 000 000]
Insureds: [3][John Doe]	Policy Date: [5][May 1, 2026]
[Jane Doe]

The Life Insurance Benefit under your Policy is payable upon the last surviving Insured’s death, subject to all the provisions of your Policy.

The premium payments for your Policy are payable in accordance with Section Four—Premiums of your Policy during the Insureds’ lifetimes, until the younger Insured’s Attained Age 121.

The Life Insurance Benefit, the duration of coverage, and Policy values that are based on the assets of the Separate Account are not guaranteed and may increase or decrease based on investment experience and the Life Insurance Benefit Option selected. There is no guaranteed minimum Cash Value.

Your Policy is non-participating and not eligible for dividends.

Effective Date

The Effective Date is the date your Policy is delivered and the full initial premium is paid. Insurance coverage does not begin until the Effective Date unless temporary coverage is obtained through a separate “Temporary Coverage Agreement” with us.

Right To Examine Policy

Please examine your Policy. Within 6[20] days after delivery, (6[30] days if issued as a result of a replacement), you may return your Policy to the Corporation or to the Registered Representative through whom it was purchased, together with a written request in Good Order for a cancellation. Upon such a request, your Policy will be void from the start, and a refund will be made. As of the date that your Policy is returned, the amount we refund will be your Policy’s Cash Value, plus any Premium Expense Charge, plus any Monthly Deduction Charges, minus loans and accrued loan interest.

Please read your Policy carefully for full details. Your Policy is a legal contract between you and New York Life Insurance and Annuity Corporation.

This Policy is executed as of the Issue Date shown in the Policy Information section of your Policy Specifications Pages and signed for New York Life Insurance and Annuity Corporation by:

#7	[ ]	#7	[ ]

#7 [Chair, CEO &President]	#7 [Secretary]

New York Life Insurance and Annuity Corporation

A Delaware Corporation

8[51 Madison Avenue, New York, NY 10010]

9[1-800-598-2019] 10[www.newyorklife.com]

TABLE OF CONTENTS

SPECIFICATIONS PAGES	Policy Information	3

	Additional Benefits	3.1

	Premium Information	3.2

	DCA Program Information	3.3

	Policy Charges	3.4

	Policy Interest and Credits	3.6

	Additional Policy Information	3.7

TABLES	Maximum Surrender Charges	3.8

	Internal Revenue Code Section 7702 Test	3.9

	Guaranteed Cost Of Insurance Rates	3.10

QUICK GUIDE		3

GLOSSARY OF TERMS		4

SECTION	PROVISIONS	PAGE

ONE	LIFE INSURANCE BENEFIT	9

TWO	OWNER AND BENEFICIARY	10

THREE	POLICY CHANGES	11

FOUR	PREMIUMS	12

FIVE	MONTHLY DEDUCTION CHARGES	14

SIX	NO LAPSE GUARANTEE, LATE PERIOD, & REINSTATEMENT	16

SEVEN	SEPARATE ACCOUNT	18

EIGHT	FIXED INVESTMENT OPTIONS	20

NINE	CASH VALUE AND INTEREST CREDITING	22

TEN	SURRENDERS	24

ELEVEN	LOANS	25

TWELVE	GENERAL PROVISIONS	27

APPLICATION	Attached to the Policy

RIDERS OR ENDORSEMENTS (IF ANY)	Attached to the Policy

QUICK GUIDE TO YOUR POLICY BENEFITS & POLICY TRANSACTIONS

This quick guide is intended to provide you with brief answers to commonly asked questions. The referenced Policy provisions provide full terms and conditions of your Policy. In the event of any inconsistency between this quick guide and the Policy, the Policy shall control.

When you write to us, please include your Policy number, the Insureds’ full names, your current address, and your e-mail address.

How do I submit a claim for the Life Insurance Benefit under my Policy?

To receive the Life Insurance Benefit, a completed claim form in Good Order, including a certified death certificate or other lawful evidence providing equivalent information, must be submitted to our Service Office, or you may initiate this process by any other method we make available. We may also require proof of the claimant’s interest in the Life Insurance Benefit at the time the claim is submitted. See Section One - Life Insurance Benefit for complete requirements for submitting a claim.

Can I change the Beneficiary(ies) under my Policy?

While at least one of the Insureds is living, you may change a Beneficiary by notifying us in writing or by any other method we make available. The notice must be in Good Order, signed by you, include your Policy number, and give us the information we need about the Beneficiary designation. See Section Two—Owner and Beneficiary for complete requirements on changing the Beneficiary.

How do I make premium payments?

All Planned and Unplanned Premiums are payable to New York Life Insurance and Annuity Corporation at our Payment Office for variable products or any other location that we indicate to you in writing. Premiums may be paid to us through any premium payment method or mode we make available. Premium payments are subject to the limits described in Section Four—Premiums and in your Policy Specifications Pages. See Section Four—Premiums for complete details on how to pay premiums.

How do I change my premium allocations?

You may change your premium allocations at any time by submitting a signed written request in Good Order to our Service Office, or by any other method we make available. Any change will take effect the Business Day on or following the date we receive your signed request at our Service Office. Allocation percentages must be in whole numbers. See Section Four—Premiums for complete requirements on how to change your premium allocations.

Does my Policy have cash value?

Your Policy’s Cash Value at any time consists of the total value of your Policy’s Accumulation Units in the Separate Account plus amounts in the Fixed Account, DCA Plus Account, DCA Extension Account, and Loan Account. See Section Nine—Cash Value and Interest Crediting for a complete explanation of how your Policy’s Cash Value is calculated.

Can I access my Policy’s Cash Value?

You may be able to access your Policy’s Cash Value through a Policy loan, a partial surrender, or by fully surrendering your Policy for its Cash Surrender Value. Please refer to Section Nine—Cash Value and Interest Crediting, Section Ten – Surrenders, and Section Eleven – Loans for the complete details regarding these types of transactions.

How do I request a Policy loan?

You may request a Policy loan for an amount up to the Loan Value of your Policy using the Policy as sole security. You may obtain a quote of your current Policy Loan Account Value by contacting us at our Service Office, or by any other method we make available. See Section Eleven—Loans in your Policy for complete requirements for requesting Policy loans.

How do I request a partial surrender?

You may request a partial surrender of your Policy for an amount up to its Cash Surrender Value by sending a written request in Good Order to our Service Office, or by any other method we make available. See Section Ten—Surrenders in your Policy for complete requirements for requesting a partial surrender.

GLOSSARY OF TERMS

Please refer to the following definitions as you read your Policy. Other capitalized terms may be defined in the body of your Policy.

Accumulation Units	An accounting unit we use to calculate the portion of your Policy’s Cash Value allocated to the Investment Divisions of the Separate Account.

Attained Ages	The Insureds’ Issue Ages, plus the number of Policy Years completed since the Policy Date.

Beneficiary(ies)	The individual(s) or entity(ies) that have been designated to receive the Life Insurance Proceeds. The Beneficiary is designated on the application, or in a notice you sign that is in Good Order and gives us the information we need, and may be changed in accordance with the provisions of your Policy.

Business Day	Any day on which the New York Stock Exchange is open for regular trading. Our Business Day ends at 4:00 p.m. Eastern Time or the closing of regular trading on the New York Stock Exchange, if earlier.

Cash Surrender Value	The Cash Value, less any Surrender Charges that may apply, less any outstanding Policy loans and accrued Policy loan interest. This is the amount we will pay you if you surrender your Policy.

Cash Value	The Cash Value of your Policy at any time is equal to the total value of your Policy’s Accumulation Units in the Separate Account, plus the amounts in the Fixed Account, DCA Plus Account, DCA Extension Account, and the Loan Account.

Corporation	Your Policy’s issuing corporation, the New York Life Insurance and Annuity Corporation (NYLIAC), also referred to as “we”, “our” or “us” throughout your Policy.

Dollar-Cost Averaging (“DCA”) Account Options	The DCA Account Options consists of the DCA Plus Account and the DCA Extension Account. The DCA Account Options are supported by the assets in the NYLIAC’s General Account. Although the DCA Account Options are considered Fixed Investment Options, they are not part of the Fixed Account.

Dollar-Cost Averaging (“DCA”) Extension Account	The dollar-cost averaging account used specifically for the DCA Extension Program.

Dollar-Cost Averaging (“DCA”) Plus Account	The dollar-cost averaging account used specifically for the DCA Plus Program.

Effective Date	The date your Policy is delivered and the full initial premium is paid. Insurance coverage does not begin until the Effective Date unless temporary coverage is obtained through a separate “Temporary Coverage Agreement” with us.

Eligible Portfolio(s)	The mutual fund portfolios that are available for investment through the Investment Divisions of the Separate Account.

Face Amount	The dollar amount of life insurance under your Policy as selected by the Owner at the time of issue. It equals the initial Face Amount shown in your Policy Specifications Pages, plus or minus any changes made to the initial Face Amount.

Fixed Account	An account we credit with a fixed interest rate that we declare periodically in advance, in our sole discretion. This rate can change, but will never be less than the Guaranteed Minimum Interest Rate shown in the Policy Interest and Credits section of your Policy Specifications Pages. Assets in the Fixed Account are part of NYLIAC’s General Account.

Fixed Investment Options	The Fixed Investment Options consist of the Fixed Account, and the DCA Account Options. Fixed Investment Options are part of NYLIAC’s General Account.

Flat Extra	An additional charge that may be assessed and added to the Monthly Deduction Charges to cover an additional risk on the Insured(s). If applicable, the amount and duration of any Flat Extra will be displayed under the Table of Guaranteed Maximum Monthly Cost of Insurance Rates shown on your Policy Specifications Pages.

General Account	An account representing all of NYLIAC’s assets, liabilities, capital and surplus, income, gains, or losses that are not included in the Separate Account or any other separate account. These assets are subject to the claims of our general creditors. We allocate any Net Premium payments you make prior to the Initial Premium Transfer Date to this account.

Good Order	A request or transaction is in “Good Order” if it complies with our administrative procedures and the required information is complete and correct. This means the actual receipt by us of your request and any instructions related to the request in writing (or, if permitted, by telephone or electronic means), along with all forms and any other information or documentation necessary to complete the transaction. We may, in our sole discretion, determine whether any particular request or transaction is in Good Order. We may reject or delay a request or transaction if the information needed is not in Good Order.

Guaranteed Minimum Interest Rate (“GMIR”)	The guaranteed minimum interest crediting rate as shown in the Policy Interest and Credits section of your Policy Specifications Pages.

Initial Premium Transfer Date	The date on which initial Net Premiums and any accumulated interest is transferred from the General Account to the Investment Divisions, the Fixed Account, and/or the DCA Plus Account. The Initial Premium Transfer Date is generally the later of the Issue Date or the date we receive the full initial premium in Good Order.

Insureds	The persons whose lives are covered under the Policy, as shown in the Policy Information section of your Policy Specifications Pages.

Investment Division	A division of the Separate Account. Each Investment Division invests exclusively in shares of a specified Eligible Portfolio.

Investment Options	Policy investment options that consist of the Investment Divisions, the Fixed Account, the DCA Plus Account and the DCA Extension Account.

IRC	The Internal Revenue Code of 1986, as amended.

Issue Ages	Unless otherwise stated, the Insureds’ ages on the birthday nearest the Policy Date, as shown in the Policy Information section of your Policy Specifications Pages.

Issue Date	The date we issue your Policy as specified in the Policy Information section of your Policy Specifications Pages.

Late Period	A period of 62 days after the Monthly Deduction Day when the No Lapse Guarantee is not in effect and the Cash Surrender Value is less than the Monthly Deduction Charges for the next Policy month.

Life Insurance Benefit	The benefit calculated under the Life Insurance Benefit Option you have chosen.

Life Insurance Benefit Option	The Life Insurance Benefit payable under your Policy will be determined based on the Life Insurance Benefit Option in effect, as explained in Section One – Life Insurance Benefit.

Life Insurance Proceeds	The amount we will pay to your Beneficiary when we receive proof that both the Insureds died while your Policy is in effect. It is equal to the Life Insurance Benefit, plus any additional benefits under any riders you have chosen which are not already included in the Life Insurance Benefit, minus any outstanding loans (including any accrued loan interest) or other applicable charges.

Loan Account	The Loan Account reflects that part of your Cash Value that has been transferred from the Investment Options as collateral for Policy Loans.

Loan Value	The amount of Cash Value available to borrow using your Policy as sole security.

Maximum Persistency Credit Percentage	The Maximum Persistency Credit Percentage represents the maximum percentage we will apply to your Policy Cash Value on an annual basis if a persistency credit is paid. If paid, the actual percentage paid may be lower than the Maximum Persistency Credit Percentage.

Monthly Contract Charge	A monthly charge that is deducted from the Cash Value of your Policy for the costs of providing certain administrative services, including premium collection, record-keeping, processing claims, and communicating with owners.

Monthly Cost of Insurance Charge	A monthly charge that is deducted from the Cash Value of your Policy for the costs of providing a Life Insurance Benefit.

Monthly Deduction Charges	The Monthly Deduction Charges consist of the Monthly Cost of Insurance Charge, Monthly Mortality and Expense Risk Charge, Monthly Contract Charge, Monthly Per Thousand of Face Amount Charge, and any applicable monthly rider charges, deducted from your Policy’s Cash Value.

Monthly Deduction Day	The day the Monthly Deduction Charges are deducted from your Policy’s Cash Value. The Monthly Deduction Day is shown in the Policy Charges section of your Policy Specifications Pages and more details can be found in Section Five—Monthly Deduction Charges of your Policy.

Monthly Mortality and Expense Risk Charge	A monthly charge that is assessed to cover the risk that the group of lives we have insured under our policies will not live as long as we expect (mortality risk); and the risk that the cost of issuing and administering the policies will be greater than we have estimated (expense risk).

Monthly Per Thousand of Face Amount Charge	A monthly charge that is based on both the Insureds’ classes of risk, genders, Issue Ages, Policy duration, and Face Amount.

Net Amount at Risk	The difference between the Life Insurance Benefit divided by the Life Insurance Benefit Discount Factor shown in the Additional Policy Information section of your Policy Specifications Pages, and your Policy’s Cash Value.

Net Premium	The balance of a premium payment after the Premium Expense Charge has been deducted.

No Lapse Guarantee (“NLG”)	A guarantee that your Policy will not lapse, subject to the conditions and limitations described in Section Six—No Lapse Guarantee, Late Period, & Reinstatement of your Policy and in the Premium Information section of your Policy Specifications Pages.

No Lapse Guarantee (“NLG”) End Date	The NLG under your Policy has a set duration which is measured from the Policy Date. The NLG End Date indicates the Policy Anniversary on which this benefit ends. The NLG End Date is shown in the Premium Information section of your Policy Specifications Pages.

No Lapse Guarantee (“NLG”) Premium Test	The test performed on each Monthly Deduction Day to determine if the NLG is in active status.

No Lapse Guarantee (“NLG”) Required Premium	The NLG Required Premium is the cumulative premium amount that is required to keep the NLG in effect.

Owner	The individual(s) or entity(ies) designated as the Owner of your Policy, as shown in the Policy Information section of your Policy Specifications Pages, or as subsequently changed in accordance with the provisions of your Policy. The Owner is also referred to as “policyowner”, “you” and “your” throughout your Policy.

Payment Office	The office that accepts premium and loan repayments for your policy as shown on the first page of your prospectus, or any other location that we indicate to you in writing.

Persistency Credit	A credit we may apply to your Policy’s Cash Value, as explained in Section Nine- Cash Value and Interest Crediting. The payment of the Persistency Credit is not guaranteed, and may be discontinued at any time.

Planned Premiums	Your scheduled premium payments in the amount and frequency you selected in your premium payment schedule, as shown in the Premium Information section of your Policy Specifications Pages.

Policy	The base policy and all attached riders, endorsements and applications.

Policy Anniversary	The anniversary of the Policy Date. A Policy Anniversary starts a new Policy Year.

Policy Date	The date we use as the starting point for determining Policy Years and Monthly Deduction Days. You can find the Policy Date in the Policy Information section of your Policy Specifications Pages.

Policy Specifications Pages	The Policy pages that provide information regarding your Policy, such as Policy Face Amount, premiums due, and Policy Charges. May also be referred to as “Policy Data Pages” in riders or endorsements attached to your Policy.

Policy Year	The twelve-month period starting on the Policy Date, and each twelve-month period thereafter.

Premium Expense Charge	A charge deducted from each Planned and Unplanned Premium when that payment is received. This charge will not exceed the Premium Expense Charge Maximum Percentage shown in the Policy Charges section of your Policy Specifications Pages.

Separate Account	NYLIAC Variable Universal Life Separate Account-I, a segregated asset account NYLIAC established to receive and invest Net Premiums. The Separate Account is divided into subaccounts that correspond to the Investment Divisions.

Separate Account Value	An amount equal to the Cash Value allocated to the Separate Account.

Service Office	The office that services your Policy. The mailing address and phone number of our Service Office(s) are listed on your quarterly policy summary, prospectus, or any other correspondence we may send you.

Surrender Charge

A charge we may assess at the time: (a) you fully surrender your Policy; (b) you request a Face Amount decrease; (c) you request a partial surrender that results in a Face Amount Decrease; or (d) you request a change to your Life Insurance Benefit Option.

The amount of the Surrender Charge is based on the Policy Year at the time of surrender, as shown in the Table of Maximum Surrender Charges shown in your Policy Specifications Pages.

Surrender Charge Period	The period of time during which we will assess Surrender Charges, as shown in the Table of Maximum Surrender Charges in your Policy Specifications Pages.

Unplanned Premiums	Unplanned Premiums are premium payments you may make in addition to Planned Premiums. Unplanned Premiums are subject to the limitations described in Section Four—Premiums of your Policy and in the Premium Information section of your Policy Specifications Pages.

SECTION ONE – LIFE INSURANCE BENEFIT

This section explains your Life Insurance Benefit Options, Life Insurance Proceeds, how they are calculated and how to submit a claim.

Life Insurance Benefit Options

The Life Insurance Benefit of your Policy is based on the Life Insurance Benefit Option selected, the Policy’s initial Face Amount shown in your Policy Specifications Pages, and any changes to the Face Amount made in accordance with the provisions of your Policy.

The Life Insurance Benefit under your Policy will be determined in accordance with one of the following options.

Option 1 – This option provides a Life Insurance Benefit equal to the greater of:

(a)	The Face Amount of your Policy; or

(b)	A percentage of your Cash Value, equal to the minimum necessary for your Policy to qualify as life insurance under Section 7702 of the IRC, as shown on your Policy Specifications Pages.

Option 2 – This option provides a Life Insurance Benefit equal to the greater of:

(a)	The Face Amount of your Policy plus its Cash Value; or

(b)	A percentage of your Cash Value equal to the minimum necessary for your Policy to qualify as life insurance under Section 7702 of the IRC, as shown on your Policy Specifications Pages.

Life Insurance Proceeds

The Life Insurance Proceeds payable under your Policy consist of:

(a)	The Life Insurance Benefit of your Policy; plus

(b)	The benefit payable for any riders in effect on the date of the last surviving Insured’s death which have not already been reflected in the Life Insurance Benefit; minus

(c)	Any outstanding loan, accrued loan interest, and any unpaid or deferred Monthly Deduction Charges.

All elements of the Life Insurance Proceeds will be calculated as of the date of the last surviving Insured’s death.

Submitting A Claim

To receive the Life Insurance Proceeds, a fully completed claim form in Good Order, including a certified death certificate or other lawful evidence providing equivalent information, must be submitted to our Service Office, or you may initiate this process by any other method we make available. We may also require proof of the claimant’s interest in the Life Insurance Proceeds at the time the claim is submitted.

Payment Of Life Insurance Proceeds

We will pay the Life Insurance Proceeds when we receive your claim in Good Order, and with due proof that both the Insureds died on or after the Effective Date of your Policy. The Life Insurance Proceeds will be paid in one sum, unless we make other options available and the beneficiary elects one of these alternative payment options.

Interest accrues on these proceeds at an effective annual interest rate set by us. We will use the rate in effect on the date of the last surviving Insured’s death to determine the effective annual rate.

We will pay additional interest at a rate of 10% annually on Life Insurance Proceeds beginning from the date that is 31 calendar days from the latest of the following dates until the date the claim is paid:

(a)	the date that we receive due proof of death of both the Insureds in Good Order;

(b)	the date that we receive sufficient information to determine our liability, the extent of that liability, and the appropriate payee legally entitled to the proceeds; and

(c)

the date that legal impediments to payment of proceeds that depend on the action of parties other than us are resolved and sufficient evidence of the same is provided to us. Legal impediments to payment include, but are not limited to, the establishment of guardianships and conservatorships; the appointment and qualification of trustees, executors and administrators; and the submission of information required to satisfy state and federal reporting requirements.

SECTION TWO – OWNER AND BENEFICIARY

This section provides an overview of the rights of the Owner(s) and Beneficiary(ies) designated under your Policy and your ability to make changes to those designations. This section also explains how we pay Life Insurance Proceeds in the event the Beneficiary and last surviving Insured die simultaneously.

Owner

The Owner of this Policy is entitled to exercise all rights under this Policy. The Owner is shown in the Policy Information section of your Policy Specifications Pages.

Successor Owner

A Successor Owner may be named in the application, or in a form we provide. The form and any other requirements must be completed and signed by you. If you die before the Successor Owner, the Successor Owner will become the new Owner. The designation of a Successor Owner terminates automatically if ownership is changed. If no Successor Owner survives you and you die before the last surviving Insured, your estate becomes the new Owner.

Change Of Ownership

You may change the Owner of your Policy in a form we provide. The form and any other requirements must be in Good Order and signed by you. This change, unless otherwise specified by you, will take effect as of the date you signed the form, subject to any payment we made or action we took before receipt of the change. When this change takes effect, all rights of ownership will pass to the new Owner. Changing the Owner or Successor Owner cancels any prior Owner or Successor Owner, but does not change the Beneficiary.

Beneficiary

The Beneficiary for any Life Insurance Proceeds is the individual or entity named in the application or in a notice you sign that gives us the information we need. If more than one Beneficiary is named, they may be designated as first class, second class, and so on.

Unless you inform us otherwise:

(a)	If two or more Beneficiaries are named in a class, each Beneficiary’s share in the Life Insurance Proceeds is equal;

(b)	The stated shares will be paid to the Beneficiary(ies) in the first class who survive both the Insureds; and

(c)	If no first class Beneficiary(ies) survive, payment will be made to the Beneficiary(ies) surviving in the second class, and so on.

If no Beneficiary, for either all or part of the Life Insurance Proceeds, survives both the Insureds, the right to those proceeds will pass to you. If you are deceased, this right will pass to your estate.

Change Of Beneficiary

While at least one Insured is living, you may change a Beneficiary by notifying us in writing or by any other method we make available. The notice must be signed by you, include your Policy Number, and the names of the Insureds, and give us the information we need about the Beneficiary designation. Unless you state otherwise, this change will take effect, as of the date you signed or authorized the notice, subject to any payment we made or action we took before receipt of the change. A change in an irrevocable Beneficiary is not permitted unless that irrevocable Beneficiary consents to such change.

Simultaneous Death Of Last Surviving Insured And Beneficiary

Unless otherwise stated in your Policy or in a notice signed by you in effect at the time of the last surviving Insured’s death, if any Beneficiary dies at the same time as the last surviving Insured or within 15 days after the death of the last surviving Insured but before we receive due proof of the last surviving Insured’s death, we will pay the Life Insurance Proceeds as though that Beneficiary died first.

SECTION THREE – POLICY CHANGES

This section explains the ways in which you can make Policy changes, including increasing or decreasing your Policy’s Face Amount, and changing your Life Insurance Benefit Option.

Prior to making any Policy changes, please consult your Tax Advisor regarding any possible tax consequences that could result from making such changes.

Policy Changes

You may apply in writing to increase or decrease the Face Amount of your Policy, or to change the Life Insurance Benefit Option, as described below. Changes may be made only while both the Insureds are living, and only if your Policy would continue to qualify as life insurance as defined under Section 7702 of the IRC.

Face Amount Increases

While both the Insureds are living you may increase the Face Amount of your Policy subject to the minimum and maximum Face Amount Limitations shown in the Additional Policy Information section of your Policy Specifications Pages. To request a Face Amount increase, you must send us your written application in Good Order along with any proof of insurability that we require. A Face Amount increase will take effect on the Monthly Deduction Day on or next following the date we approve the application for the increase. Any Face Amount increase that occurs automatically and without your request is not subject to evidence of insurability.

The Monthly Cost of Insurance Charge and Monthly Per Thousand of Face Amount Charge for a Face Amount increase will be based on both the Insureds’ classes of risk, genders, Attained Ages, Policy duration, and Face Amount at the time the Face Amount increase takes effect. A new set of Surrender Charges, new Surrender Charge Period, and new Contestable and Suicide Exclusion periods will apply to the amount of the Face Amount increase, beginning on the effective date of the increase. When the Face Amount increase takes effect, we will send you new Policy Specifications Pages that reflect the new charges, and the new Surrender Charge Period applicable to that increase.

Face Amount Decreases

You may decrease the Face Amount of your Policy, subject to the minimum and maximum Face Amount Limitations shown in the Additional Policy Information section of your Policy Specifications Pages. If you decrease the Face Amount, you may be subject to increased Monthly Cost of Insurance Rates which in no event will be higher than the Maximum Cost of Insurance Rates in your Policy Specifications Pages. Any Face Amount decrease will take effect on the Monthly Deduction Day on or next following the date we receive your signed request in Good Order at our Service Office. When the Face Amount decrease takes effect, we will send you a new Table of Maximum Surrender Charges that is applicable to the amount of the Face Amount after the decrease.

The Face Amount decrease will first be applied to reduce the most recent Face Amount increase. It will then be applied to reduce other Face Amount increases in the reverse order in which they took place, and then to decrease the initial Face Amount at issue.

For any Face Amount decreases made during the Surrender Charge Period, we may assess a Surrender Charge against the Policy’s Cash Value. See the Surrender Charges provision in Section Ten—Surrenders for further details. In assessing this Surrender Charge, we first take into account the Surrender Charge associated with any Face Amount increase(s) in the reverse order made, and then with the initial Face Amount at issue. You may not decrease the Face Amount of your Policy if any Surrender Charge assessed on the amount of the decrease exceeds your Cash Surrender Value.

Life Insurance Benefit Option Changes

You may change your Policy’s Life Insurance Benefit Option, subject to the Life Insurance Benefit Option Limitations shown in the Additional Policy Information section of your Policy Specifications Pages. Changes in the Life Insurance Benefit Option that would cause the Policy’s Face Amount to fall below the Minimum Policy Face Amount shown in the Additional Policy Information section of your Policy Specifications Pages will not be permitted.

Life Insurance Benefit Option changes will take effect on the Monthly Deduction Day on or next following the date we receive your signed request in Good Order at our Service Office. Changes to your Policy’s Life Insurance Benefit Option may have the following impact:

(a)

If you change from Option 1 to Option 2, the Policy’s Face Amount will be decreased by the amount of the Policy’s Cash Value. Any applicable Surrender Charges resulting from the Face Amount decrease may also be assessed.

(b)	If you change from Option 2 to Option 1, the Policy’s Face Amount will be increased by the Policy’s Cash Value.

Both the Insureds must be alive if you change to Option 2. For more information regarding the assessment of any Surrender Charges resulting from a change in Life Insurance Benefit Option, refer to the Surrender Charges provision in Section Ten—Surrenders.

SECTION FOUR – PREMIUMS

This section provides details pertaining to Planned and Unplanned Premiums, including how and where premium payments may be made, premium payment limitations, Premium Expense Charges, and how to change premium investment allocations.

Premium Payments

Your Policy provides for flexible premium payments. You may make Planned and/or Unplanned Premium payments at any interval at any time before the Policy Anniversary on which the younger Insured is or would have been Attained Age 121, and while at least one of the Insureds is living. No premium payments may be made after the younger Insured’s Age 121 Policy Anniversary except as permitted in the Age 121 Policy Anniversary provision in Section Twelve – General Provisions.

If you stop making premium payments, your Policy will continue in effect as long as its Cash Surrender Value is sufficient to pay Monthly Deduction Charges or the No Lapse Guarantee is in effect.

Planned Premium

Planned Premiums are your scheduled premium payments in the amount and frequency you selected for your premium payment schedule as shown in the Premium Information section of your Policy Specifications Pages. Payment of the first Planned Premium is due on the Policy Date. Planned Premiums are also subject to the following conditions:

(1)	A Planned Premium does not have to be paid to keep your Policy in effect provided that its Cash Surrender Value is sufficient to cover the Monthly Deduction Charges.

(2)	Payment of the Planned Premium alone may not guarantee that coverage will remain in effect.

(3)	The amount and/or frequency of any Planned Premium may be increased or decreased, subject to the limits we set.

(4)

We may refuse any Planned Premium payment that would result in an increase in the Life Insurance Benefit that is greater than the increase in the Cash Value. If we do accept a Planned Premium payment that would result in an increase in the Life Insurance Benefit that is greater than the increase in the Cash Value, we may require proof of insurability before accepting that payment and applying it to your Policy. If so, a written application in Good Order will be required and a copy of the application will be attached to your Policy and made a part of it.

(5)

Planned Premiums cannot be paid on or after the Policy Anniversary on which the younger Insured is or would have been Attained Age 121, except as permitted in the Age 121 Policy Anniversary provision in Section Twelve – General Provisions.

(6)

Planned Premiums are subject to all the limitations described above and the life insurance qualification test you selected at application and described in the Additional Premium Payment Limitations provision below.

Unplanned Premiums

Unplanned Premiums are premium payments you may make in addition to Planned Premiums. Unplanned Premiums are subject to the following conditions as well as the Premium Limitations shown in the Additional Policy Information section of your Policy Specifications Pages:

(1)

We may refuse any Unplanned Premium payment that would result in an increase in the Life Insurance Benefit that is greater than the increase in the Cash Value. If we do accept an Unplanned Premium payment that would result in an increase in the Life Insurance Benefit that is greater than the increase in the Cash Value, we may require proof of insurability before accepting that payment and applying it to your Policy. If so, a written application in Good Order will be required and a copy of the application will be attached to your Policy and made a part of it.

(2)	Any payment not specifically designated as an Unplanned Premium payment or a loan repayment will be credited to your Policy as an Unplanned Premium.

(3)

Unplanned Premiums cannot be paid on or after the Policy Anniversary on which the younger Insured is or would have been Attained Age 121, except as permitted in the Age 121 Policy Anniversary provision in Section Twelve – General Provisions.

(4)

Unplanned Premiums are subject to the limitations described above and the life insurance qualification test you selected at application and described in the Additional Premium Payment Limitations provision below.

Additional Premium Payment Limitations

In addition to the limits described in the sections above, premium payments may also be limited based on the life insurance qualification test you selected at issue. These tests, the Guideline Premium Test (GPT) and the Cash Value Accumulation Test (CVAT), are used to determine whether an insurance policy meets the definition of life insurance under Section 7702 of the IRC. The test you selected is shown in the Policy Information section of your Policy Specifications Pages and cannot be changed.

If you elected the GPT, we may limit your premium payments. If the premiums paid during any Policy Year exceed the maximum permitted under this test, we will return to you the excess amount within 60 days after the end of the Policy Year, with interest at a rate of not less than the Guaranteed Minimum Interest Rate shown in the Policy Interest and Credits section of your Policy Specifications Pages.

Premium Expense Charges

The Premium Expense Charge is deducted from each Planned and Unplanned Premium when that payment is received. This charge will not exceed the Premium Expense Charge Maximum Percentage shown in the Policy Charges section of your Policy Specifications Pages. The balance of the premium (the Net Premium) is applied to the General Account prior to the Initial Premium Transfer Date. On the Initial Premium Transfer Date, the amount in the General Account, plus any interest accrued will be transferred in accordance with your premium allocation election in effect at that time and before any other deductions which may be due are made. If you make a full initial premium payment with the application, the Initial Premium Transfer Date is the Issue Date. Otherwise, the Initial Premium Transfer Date is the later of the Issue Date or the date we receive the full initial premium payment.

Changing A Premium Allocation Election

You may change the premium allocation elections stated in your application at any time subject to the Premium Limitations shown in the Additional Policy Information section of your Policy Specifications Pages. You may do this by submitting a signed written request in Good Order or by any other method we make available. Your allocation percentages must total 100%. Each percentage must be either zero or a whole number, which is at least 1%. Any change will take effect as of the Business Day the revised premium allocation is received by the Service Office, or by any other method we make available.

SECTION FIVE – MONTHLY DEDUCTION CHARGES

This section provides details on the Monthly Deduction Charges, and how the Monthly Deduction Day is determined.

Monthly Deduction Charges

Monthly Deduction Charges consist of the following charges:

(1)	Monthly Cost of Insurance Charge;

(2)	Monthly Mortality and Expense Risk Charge;

(3)	Monthly Contract Charge;

(4)	Monthly Per Thousand of Face Amount Charge(s) (when applicable); and

(5)	The monthly charge for any riders attached to your Policy.

All monthly deductions are taken from your Policy’s Cash Value each month on the Monthly Deduction Day in accordance with any expense allocation option you select, if applicable. If no expense allocation is in effect, monthly deductions will be made on a pro-rata basis from each of the Investment Divisions and the Fixed Investment Options.

The Monthly Deduction Day for your Policy is shown in the Policy Charges section of your Policy Specifications Pages. Generally, the first Monthly Deduction Day is the Policy Date. If the Initial Premium Transfer Date is later than the Policy Date, the first Monthly Deduction Day will be the first monthly anniversary of the Policy Date on or following the Initial Premium Transfer Date. If this date differs from the Policy Date, Monthly Deductions will include the monthly deductions for the period from the Policy Date to the Initial Premium Transfer Date, as if your Policy were issued on the Policy Date.

The Monthly Deduction Charges are further described as follows:

(1)	Monthly Cost Of Insurance Charge

The Monthly Cost of Insurance Charge for the initial Face Amount is equal to the Monthly Cost of Insurance Charge rate per $1,000 of Net Amount at Risk, multiplied by the Net Amount at Risk. The Net Amount at Risk is equal to:

(a)	the number of thousands of Life Insurance Benefit divided by the Life Insurance Benefit Discount Factor shown in the Additional Policy Information section of your Policy Specifications Pages; less

(b)	the number of thousands of Cash Value as of the Monthly Deduction Day (before any Monthly Deduction Charges are subtracted).

The number of thousands of Cash Value as of the Monthly Deduction Day is applied to the initial Face Amount first, then each subsequent Face Amount increase in the order that they were made. When the amount of Item (b) above exceeds (a) for each portion of coverage, the difference is applied to the next portion of coverage.

The calculation for the Monthly Cost of Insurance Charge is performed for each Face Amount increase in the order in which the increases were made, by using the formula stated above. Any increase in the Life Insurance Benefit necessary for your Policy to continue to qualify as life insurance under Section 7702 of the IRC, will be included with the most recent Face Amount increase and will be subject to the Monthly Cost of Insurance Charge applicable to that increase.

The Monthly Cost of Insurance Charge for the initial Face Amount and any Face Amount increase cannot be less than zero.

Monthly Cost Of Insurance Rate

The rates used to calculate the Monthly Cost of Insurance Charge for your Policy’s initial Face Amount and for each Face Amount increase are based on the Insureds’ classes of risk, genders, Issue Ages or Attained Ages respectively, at the time the initial Face Amount or Face Amount increase took effect. They will be based on future expectations for investment income, mortality, persistency, taxes and expenses. The rates will be in accordance with the procedures and standards filed with the Interstate Product Regulation Commission.

The rates that apply to the Monthly Cost of Insurance Charge for the initial Face Amount at all ages will not be greater than the maximum rates shown in the Table of Guaranteed Maximum Monthly Cost of Insurance Rates shown in your Policy Specifications Pages. The actual rate will be set by us, in advance, at least once a year. Any change in the Monthly Cost of Insurance Charge rate will be on a uniform basis for Insureds of the same classification, such as the Insureds’ classes of risk, genders, and Attained Ages. Any change in these rates will be based on future, anticipated or emerging experience, including, but not limited to, investment income, mortality, persistency, taxes and expenses.

For each Face Amount increase that is based on the same classes of risk as the initial Face Amount, the rates that apply to the Monthly Cost of Insurance Charge for the Face Amount increase will not be greater than the rates on the Table of Guaranteed Maximum Monthly Cost of Insurance Rates shown on your Policy Specifications Pages. However, if the classes of risk for a Face Amount increase are different than the classes of risk for the initial Face Amount, we will furnish you with the applicable Table of Guaranteed Maximum Monthly Cost of Insurance Rates for that increase.

In some cases, a Flat Extra may be deducted due to both or either of the Insureds’ circumstances, including but not limited to their medical conditions, occupations, motor vehicle or aviation records. The amount and duration of these Flat Extras, if any, are displayed under the Table of Guaranteed Maximum Monthly Cost of Insurance Rates shown on your Policy Specifications Pages.

(2)	Monthly Mortality And Expense Risk Charge

A Monthly Mortality and Expense Risk Charge is assessed to cover the risk that the group of lives we have insured under our policies will not live as long as we expect (mortality risk); and the risk that the cost of issuing and administering the policies will be greater than we have estimated (expense risk). The charge is based on your Separate Account Value and Policy duration.

The applicable Monthly Mortality and Expense Risk Charge for any Policy Year will not be greater than the Maximum Mortality and Expense Risk Charge shown in the Policy Charges section of your Policy Specifications Pages.

(3)	Monthly Contract Charge

A Monthly Contract Charge is assessed to cover our costs for providing certain administrative services, including premium collection, record-keeping, processing claims, and communicating with owners.

The applicable Monthly Contract Charge for any Policy Year will not be greater than the Maximum Contract Charge shown in the Policy Charges section of your Policy Specifications Pages.

(4)	Monthly Per Thousand Of Face Amount Charge

The Monthly Per Thousand of Face Amount Charge is calculated each month on each Monthly Deduction Day, even if a premium payment is not made in that month.

The Monthly Per Thousand of Face Amount Charge for the initial Face Amount is based on the Insureds’ classes of risk, genders, Issue Ages, Policy duration, and Face Amount at the time of issue. The Monthly Per Thousand of Face Amount Charge for each Face Amount increase is based on the Insureds’ classes of risk, genders, Attained Ages, Policy duration, and Face Amount at the time that increase took effect.

The Monthly Per Thousand of Face Amount Charge is calculated for the initial Face Amount by multiplying the Monthly Per Thousand of Face Amount Charge by the number of thousands of the initial Face Amount. The applicable Monthly Per Thousand of Face Amount Charge for any Policy Year will not be greater than the Maximum Per Thousand of Face Amount Charge shown in the Policy Charges section of your Policy Specifications Pages.

The Monthly Per Thousand of Face Amount Charge is calculated separately for each Face Amount increase by multiplying the Monthly Per Thousand of Face Amount Charge by the number of thousands for each respective Face Amount increase. The applicable Monthly Per Thousand of Face Amount Charge for any Policy Year will not be greater than the Maximum Per Thousand of Face Amount Charge shown in the Policy Charges section of your Policy Specifications Pages that is provided for that increase.

(5)	Monthly Rider Charge

The charge for any rider(s) attached to your Policy is assessed monthly, if applicable, and is described on the rider Specifications Page(s) for such rider(s).

Additional details regarding the specific Monthly Deduction Charges that apply to your Policy and any attached rider(s) are shown in the Policy Charges section of your Policy Specifications Pages or the applicable Rider Specifications Page(s), respectively.

SECTION SIX – NO LAPSE GUARANTEE, LATE PERIOD & REINSTATEMENT

This section explains the conditions of your Policy’s No Lapse Guarantee. It also describes what happens if your Policy enters the Late Period, how to prevent your Policy from lapsing, and how to reinstate your Policy in the event of a lapse.

No Lapse Guarantee

We guarantee your Policy will not lapse, provided that the NLG is in effect, and the NLG Premium Test is satisfied. If your Policy passes the NLG Premium Test, it will not enter the Late Period even if your Cash Surrender Value on a Monthly Deduction Day is insufficient to pay for the Monthly Deduction Charges for the next Policy month. The NLG End Date is shown in the Premium Information section of your Policy Specifications Pages.

The NLG Premium Test is satisfied on a Monthly Deduction Day if (a) – (b+c) + (d) is at least equal to the NLG Required Premium as of that date, where:

(a)	equals the cumulative sum of all premiums paid to date;

(b)	equals the amount of any partial surrenders and any associated Partial Surrender Processing Fee(s) (as shown in the Policy Charges section of your Policy Specifications Pages);

(c)	equals any outstanding Policy loan(s) and accrued loan interest; and

(d)	equals the NLG Minimum Monthly Premium shown in the Premium Information section of your Policy Specifications Pages (the “NLG Minimum Monthly Premium”).

The NLG Required Premium on any given Monthly Deduction Day is equal to the cumulative sum of all NLG Minimum Monthly Premiums from the Policy Date up to that Monthly Deduction Day. The NLG Minimum Monthly Premium is recalculated based on any change in coverage, such as a Face Amount increase or decrease, any riders in effect, adding or deleting a rider, and/or a change in class of risk.

If the NLG Premium Test is satisfied on a Monthly Deduction Day while the NLG is in effect, we will deduct the Monthly Deduction Charges from your Available Cash Value (defined as the Cash Value minus any outstanding loans and accrued loan interest). The amount of the Monthly Deduction Charges that exceeds your Available Cash Value will be deferred to the earlier of the Monthly Deduction Day on which:

(a)	The Available Cash Value is sufficient to pay any outstanding deferred amount;

(b)	The NLG ends; or

(c)	The NLG Premium Test is not satisfied and your Policy enters the Late Period.

The NLG will become inactive before the NLG End Date if, on any Monthly Deduction Day, your premium payments do not pass the NLG Premium Test. If this occurs, you will have the opportunity to reactivate the NLG by paying an additional premium amount necessary to satisfy the NLG Premium Test.

The NLG will end on the NLG End Date. When the NLG ends, if there is insufficient Cash Surrender Value to cover the current and any deferred Monthly Deduction Charges, you will be sent a bill for the accumulated unpaid charges. If the bill is not paid, your Policy will lapse and there will be no Cash Value or Life Insurance Benefit. If the last surviving Insured dies prior to the NLG End Date, the Life Insurance Proceeds payable will be reduced by any deferred Monthly Deduction Charges.

The NLG End Date is shown in the Premium Information section of your Policy Specifications Pages.

Late Period

If, on a Monthly Deduction Day, the NLG is not in effect and your Cash Surrender Value is less than the Monthly Deduction Charges, your Policy will continue for a Late Period of 62 days after that Monthly Deduction Day. This may happen even if all Planned Premiums have been paid.

To inform you of this situation, we will mail you a notice, at your last known address with a copy to any known assignee, at least 31 days before the end of the Late Period, requesting payment of either:

(a)	the amount sufficient to keep your Policy in effect for at least 3 months; or

(b)	the amount necessary to reactivate the NLG by paying an additional premium amount necessary to satisfy the NLG Premium Test.

If you do not mail us a payment that is postmarked by the end of the Late Period and in an amount equal to the lesser of (a) or (b) above, your Policy will end and there will be no more benefits under your Policy or any attached riders.

If the last surviving Insured dies during the Late Period, we will pay the Life Insurance Proceeds to the Beneficiary. These proceeds will be reduced by the amount of any unpaid loan(s) and accrued loan interest. They will also be reduced by the Monthly Deduction Charges for the full Policy month or months that extend from the beginning of the Late Period through the Policy month in which the last surviving Insured died, as well as any deferred Monthly Deduction Charges described in Section Five – Monthly Deduction Charges.

Reinstatement

If your Policy has been terminated as described in the Late Period provision above, you may apply, in writing, or by any other method we make available, to reinstate your Policy (and any other benefits provided by riders) within 3 years from the date of termination. You may not reinstate your Policy if you surrendered it.

In order to reinstate your Policy, a payment equal to the sum of the following amounts (the “Reinstatement Payment”) must be made:

(a)

An Unplanned Premium payment sufficient to cover the Monthly Deduction Charges and any other Policy charges for three months after the date of reinstatement multiplied by the Reinstatement Factor shown on the Additional Policy Information section of your Policy Specifications Pages;

(b)

An Unplanned Premium payment equal to any Monthly Deduction Charges or other Policy charges that were due and unpaid at the time of termination multiplied by the Reinstatement Factor shown on the Additional Policy Information section of your Policy Specifications Pages; and

(c)	An amount equal to any outstanding Policy loans, together with accrued loan interest, that was not paid from Cash Value at the time of termination.

If the required payment is made within 31 days after the end of the Late Period, no proof of insurability is required. If the required payment is not made within 31 days after the end of the Late Period, a written application will be required and you must provide proof of insurability that is acceptable to us.

Any Policy Loan(s) in effect at the time of termination of your Policy are not eligible for reinstatement.

If your Policy is reinstated:

(1)	Your Policy’s Face Amount will be reinstated to the same amount it was on the date your Policy was terminated;

(2)	The Surrender Charge will be based on the duration from the original Policy Date as though your Policy had not terminated, as shown in your Policy Specifications Pages.

(3)	Your Cash Value at reinstatement will equal:

(a)	the Reinstatement Payment net of applicable Premium Expense Charges, plus

(b)	the Surrender Charge which applies at the time of reinstatement, minus

(c)	any Monthly Deduction Charges due and unpaid at the time of termination, minus

(d)	any outstanding Policy loans, together with accrued loan interest, that was not paid from cash value at the time of termination.

Your Policy can only be reinstated if either (a) both of the Insureds are alive or, (b) one of the Insureds is alive and the Policy ended after the death of the other Insured, when we receive the required payment. The effective date of reinstatement is the Monthly Deduction Day on or immediately following the later of:

(a)	The date we approve your signed request for reinstatement; and

(b)	The date we receive the premium required to reinstate your Policy.

New Contestable and Suicide Exclusion periods will apply from the effective date of reinstatement.

SECTION SEVEN – SEPARATE ACCOUNT

This section explains the Separate Account, what Accumulation Units are and how they are calculated, and how to make Transfers.

Separate Account

We have established and maintained the Separate Account under the laws of the State of Delaware. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited or charged to it without regard to our other income, gains, or losses. We place assets in the Separate Account for your Policy, and we may do the same for any other variable life insurance policies we may issue.

Separate Account Assets

The Separate Account invests its assets in shares of one or more Eligible Portfolios. Fund shares are purchased, redeemed and valued on behalf of the Separate Account. The Separate Account is divided into Investment Divisions. We reserve the right to add, combine or eliminate any Investment Division of the Separate Account, subject to any required regulatory approvals.

The assets of the Separate Account are our property. There are Separate Account assets, which equal the reserves and other contract liabilities of the Separate Account. Those assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right to transfer assets of an Investment Division, in excess of the reserves and other contract liabilities with respect to that Investment Division, to another Investment Division or to our General Account.

We will determine the value of the assets of the Separate Account on each day during which the New York Stock Exchange is open for trading. The assets of the Separate Account will be valued, as determined in accordance with a method of valuation that we established in good faith.

We reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which your Policy belongs, to another separate account. If this type of transfer is made, the term “Separate Account”, as used in your Policy, shall then mean the separate account to which the assets were transferred.

Our Rights To The Separate Account

We reserve the right, when permitted by law, to do the following:

(a)	De-register the Separate Account under the Investment Company Act of 1940;

(b)	Manage the Separate Account under the direction of a committee or discharge such committee at any time;

(c)	Restrict or eliminate any voting rights of policyowners or other persons who have voting rights as to the Separate Account;

(d)	Combine the Separate Account with one or more other separate accounts;

(e)	Transfer the assets of the Separate Account to one or more other separate accounts; and

(f)	Make additions to, deletions from or substitutions for the Eligible Portfolio shares held in any Investment Division.

When required by law or regulation, an investment objective of the Separate Account may be changed. It will only be changed if approved by the appropriate insurance official of the State of Delaware or deemed approved in accordance with such law or regulation. If so required, the request to obtain such approval will be filed with the insurance official of the state or district in which your Policy is delivered.

Accumulation Units

Your interest in this Policy in the Separate Account prior to the date on which the Life Insurance Benefit becomes payable is represented by Accumulation Units. Accumulation Units are the accounting units used to calculate the values under your Policy. The number of Accumulation Units purchased in an Investment Division will be determined by dividing the part of any Net Premium payment or the part of any transfer applied to that Investment Division, by the value of an Accumulation Unit for that Investment Division on the transaction date. Payments allocated, transferred or otherwise added to the Investment Divisions will be applied to provide Accumulation Units in those Investment Divisions. Accumulation Units are redeemed when amounts are loaned, transferred, surrendered or otherwise deducted.

Value Of Accumulation Units

The value of an Accumulation Unit on any Business Day is determined by multiplying the value of that unit on the immediately preceding Business Day by the net investment factor for the valuation period. The valuation period is the period from the close of the immediately preceding Business Day to the close of the current Business Day. The net investment factor for your Policy used to calculate the value of an Accumulation Unit in any Investment Division of the Separate Account for the valuation period is determined by dividing (1) by (2) below, where:

(1)	is the sum of:

(a)	the net asset value of a fund share held in the Separate Account for that Investment Division determined at the end of the current valuation period; plus

(b)

the per share amount of any dividends or capital gain distributions made by the fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the valuation period.

(2)	is the net asset value of a fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding valuation period.

The net investment factor may be greater or less than one. Therefore, the value of an Accumulation Unit may increase or decrease.

Transfers

Transfers may be made between Investment Divisions of the Separate Account and between the Investment Divisions and the Fixed Account. Transfers may not be made into the DCA Account Options.

The minimum amount that may be transferred is the lesser of: (a) $500 or (b) the value of all Accumulation Units remaining in the Investment Division, unless we otherwise agree. The Investment Division from which the transfer is being made must maintain a minimum balance of $500 after the transfer is completed. If, after a transfer, the value of the remaining Accumulation Units in an Investment Division would be less than $500, we have the right to include that amount as part of the transfer.

Transfers between Investment Divisions, and to and from the Fixed Account will generally take effect as of the Business Day we received your signed written request in Good Order at our Service Office, or by any other method we make available, which gives us the instructions we need. However, if we receive your request after 4:00 p.m. Eastern Time, or after the New York Stock Exchange is closed for trading, or on a day on which the New York Stock Exchange is not open for trading, the transfer will take effect on the next Business Day.

We reserve the right to apply a Fund Transfer Charge, as shown in the Policy Charges section of your Policy Specifications Pages. If this charge is assessed, it will be deducted proportionately from the appropriate Investment Divisions, and/or Fixed Account that funds are transferred to, on the basis of the amount of the total transfer, which is allocated from each Investment Division, and/or the Fixed Account.

Your right to make transfers under your Policy is subject to modification if we determine in our sole discretion that the exercise of that right will disadvantage or potentially hurt the rights or interests of other policyowners. Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right, which we consider to be to the actual or potential disadvantage of other policyowners. Any modification may be applied to transfers to or from some or all of the Investment Divisions and may include, but not be limited to, not accepting a transfer request from any person, asset allocation and/or market timing service made on behalf of policyowners and/or limiting the amount that may be transferred into or out of any Investment Division at any one time.

SECTION EIGHT – FIXED INVESTMENT OPTIONS

This section explains the Fixed Investment Options, including the DCA Plus and DCA Extension Programs, and how to make transfers from the Fixed Account, DCA Plus Account, and DCA Extension Account.

Fixed Investment Options

The Fixed Investment Options include the Fixed Account and the DCA Account Options. The Fixed Investment Options are supported by the assets of our General Account and are subject to the claims of our general creditors. Our General Account represents all of our assets, liabilities, capital and surplus, income, gains or losses that are not in any separate account.

Fixed Account

The Fixed Account is the portion of your Policy’s Cash Value that is credited with a fixed interest rate, which we declare periodically. We will set these rates in advance at least annually. These rates may change, but will never be less than the Guaranteed Minimum Interest Rate shown in the Policy Interest and Credits section of your Policy Specifications Pages. Interest accrues and is credited daily.

Fixed Account Transfers

You may make transfers from the Fixed Account to the Separate Account. The minimum amount which may be transferred is the lesser of: (a) $500 or (b) the amount in the Fixed Account. However, if the values remaining in the Fixed Account after the transfer would be less than $500, we have the right to include that amount as part of the transfer. The sum of all such transfers in a Policy Year cannot exceed the greater of: (a) $5,000 or (b) 20% of the accumulation value in the Fixed Account at the beginning of that Policy Year.

You may also make transfers from the Investment Divisions of the Separate Account to the Fixed Account. The minimum amount which may be transferred from any one Investment Division is the lesser of: (a) $500 or (b) the value of all Accumulation Units remaining in that Investment Division, unless we otherwise agree. However, if the value remaining in an Investment Division after the transfer would be less than $500, we have the right to include that amount as part of the transfer.

If, during any period the interest rate being credited to the Fixed Account is equal to the Guaranteed Minimum Interest Rate shown in the Policy Interest and Credits section of your Policy Specifications Pages, the sum of all transfers to the Fixed Account in a Policy Year cannot exceed the greater of: (a) $5,000 or (b) 20% of the total value in the Separate Account at the beginning of that Policy Year. If, during a given Policy Year, this limit becomes effective, and you have already transferred more than the greater of: (a) $5,000 or (b) 20% of the Separate Account Value to the Fixed Account, no additional transfers to the Fixed Account will be permitted for the remainder of that Policy Year. However, this maximum limit will not apply if the younger Insured is age 80 or older on the most recent Policy Anniversary.

DCA Account Options

The DCA Account Options consist of the DCA Plus Account and the DCA Extension Account. The DCA Account Options are supported by the assets in the NYLIAC General Account and are subject to the claims of our general creditors. The NYLIAC General Account represents all of our assets, liabilities, capital and surplus, income, gains or losses that are not in any separate account.

DCA Plus Program

The DCA Plus Program is an optional feature that is only available for election at the time your Policy is issued. If this feature is selected, you must allocate all or a portion of your initial Net Premium to the DCA Plus Account. The amount allocated must be at least equal to the DCA Plus Required Minimum Initial Premium shown in the DCA Program Information section of your Policy Specifications Pages. Beginning on the monthly anniversary following the Initial Premium Transfer Date, and throughout the DCA Plus Transfer Period shown in your Policy Specifications Pages, NYLIAC will make periodic transfers on your behalf from the DCA Plus Account into the Investment Divisions and/or Fixed Account in accordance with your allocation instructions. Subsequent premium payments received during the DCA Plus Transfer Period will be allocated similarly, unless you direct us otherwise. The frequency in which the periodic transfers are made is in accordance with the DCA Plus Transfer Schedule displayed in your Policy Specifications Pages.

If you elect to participate in the DCA Plus Program, certain programs, including the DCA Extension Program, are not available to you until the DCA Plus Program ends.

DCA Plus Account

The DCA Plus Account is the dollar-cost averaging account used specifically for the DCA Plus Program. It contains the portion of your Policy Cash Value that is not in an Investment Division, Fixed Account, DCA Extension Account, or in the Loan Account. The portion of your Cash Value that is invested in the DCA Plus Account is credited with a fixed interest rate, which we declare periodically. We will set these rates in advance at least annually. The rates may fluctuate throughout the DCA Plus Transfer Period, but will never be less than the Guaranteed Minimum Interest Rate shown in the Policy Interest and Credits section of your Policy Specifications Pages. Amounts in the DCA Plus Account only earn the DCA Plus Account interest rate while they are in the DCA Plus Account waiting to be transferred to the Investment Divisions and/or Fixed Account. Interest accrues and is credited daily. All premium payments applied to the DCA Plus Account receive the interest crediting rate in effect at that time, which may be different from the rate applied to the initial premium payment or any subsequent premium payment.

Transfers into the DCA Plus Account are not allowed. After the DCA Plus Transfer Period, the DCA Plus Program will end and the DCA Plus Account will close. You may also transfer your balance out of the DCA Plus Account at any time upon written request, or by any other method we make available. Upon receiving your request in Good Order, we will transfer your entire DCA Plus Account balance to the Investment Divisions and/or Fixed Account in accordance with your premium allocation instructions.

For the DCA Plus Program to continue as scheduled, the Cash Value in the DCA Plus Account must be at least $100. If the Cash Value falls below this minimum on a DCA Plus transfer date during the DCA Plus Transfer Period, the DCA Plus Account will close and any remaining balance will be transferred in accordance with your DCA Plus allocation instructions.

DCA Extension Program

The DCA Extension Program is an optional feature that is only available after the Initial Premium Transfer Date, and only during the DCA Extension Availability Period shown in the DCA Program Information section of your Policy Specifications Pages. If you select this feature, any premium payment that we receive during the DCA Extension Availability Period that is a DCA Extension Eligible Premium (as shown in your Policy Specifications Pages), will be applied to the DCA Extension Account. Beginning on the monthly anniversary of the date we receive a DCA Extension Eligible Premium, and continuing for the DCA Extension Transfer Period applicable to that payment (as shown in your Policy Specifications Pages), NYLIAC will make periodic transfers on your behalf from the DCA Extension Account into the Investment Divisions and/or Fixed Account in accordance with your premium allocation instructions. The frequency in which the periodic transfers are made is in accordance with the DCA Extension Transfer Schedule displayed in your Policy Specifications Pages.

For DCA Extension to continue as scheduled, the Cash Value in the DCA Extension Account must be at least $100. If the Cash Value falls below this minimum during the DCA Extension Transfer Period, the DCA Extension Account will close and any remaining balance will be transferred in accordance with your DCA Extension allocation instructions.

You may make a maximum number of 12 DCA Extension Eligible Premium payments into the DCA Extension Program in a given calendar year. If you exceed the maximum number of DCA Extension Eligible Premium payments in a calendar year, we will allocate such premiums to the Investment Division(s) and/or Fixed Account in accordance with your premium allocation instructions.

Each DCA Extension Eligible Premium received by us during this period will have its own DCA Extension Transfer Schedule.

The DCA Extension Program is not available while the DCA Plus Program is in effect.

DCA Extension Account

The DCA Extension Account is the dollar-cost averaging account used specifically for the DCA Extension Program. It contains the portion of your Policy’s Cash Value that is not in an Investment Division, Fixed Account, DCA Plus Account, or in the Loan Account. The portion of your Cash Value that is invested in the DCA Extension Account is credited with a fixed interest rate, which we declare periodically. We will set these rates in advance at least annually. The rates may fluctuate throughout the DCA Extension Transfer Period, but will never be less than the Guaranteed Minimum Interest Rate shown in the Policy Interest and Credits section of your Policy Specifications Pages. Amounts in the DCA Extension Account only earn the DCA Extension Account interest rate while they are in the DCA Extension Account waiting to be transferred to the Investment Divisions and/or Fixed Account. Interest accrues and is credited daily.

Transfers into the DCA Extension Account are not allowed. You may transfer all or a portion of your balance out of the DCA Extension Account at any time upon written request, or by any other method we make available. Upon receiving your request in Good Order, we will transfer all of or a portion of your DCA Extension Account balance to the Investment Divisions and/or Fixed Account in accordance with your premium allocation instructions.

SECTION NINE – CASH VALUE AND INTEREST CREDITING

This section explains how the Cash Value of your Policy is determined, and how interest is credited to the Fixed Investment Options and to the Loan Account.

Cash Value

The Cash Value of your Policy at any time is equal to the total value of your Policy’s Accumulation Units in the Separate Account, plus the amounts in the Fixed Account, DCA Plus Account, DCA Extension Account, and the Loan Account.

Interest Credited To The Fixed Account

The total interest credited to the Fixed Account is equal to the sum of:

(a)	the interest earned on the balance of the Fixed Account, and

(b)	the interest earned on the balance of the Loan Account.

The interest earned on the balance of the Fixed Account portion of your Policy’s Cash Value is based on a rate(s) of interest that we declare periodically. Such rate(s) will be declared at least once annually and will never be less than the Guaranteed Minimum Interest Rate shown in the Policy Interest and Credits section of your Policy Specifications Pages.

Any interest credited in excess of this guaranteed interest rate will be nonforfeitable after crediting except indirectly due to Surrender Charges made.

We begin crediting interest on any Net Premium on the date that it is received by us.

Interest Credited To The DCA Account Options

The interest earned on the balance of the portion of your Policy’s Cash Value that is in the DCA Plus Account and/or the DCA Extension Account is based on a rate(s) of interest that we declare periodically. Such rate(s) will be declared at least once annually and will never be less than the Guaranteed Minimum Interest Rate shown in the Policy Interest and Credits section of your Policy Specifications Pages.

Any interest credited in excess of this guaranteed interest rate will be nonforfeitable after crediting except indirectly due to Surrender Charges made. We begin crediting interest on any Net Premium on the date it is received by us.

Interest Credited On The Loan Account

The interest earned on the balance of the Loan Account is based on a rate(s) of interest that we declare periodically. Such rate(s) will be declared at least once annually and will never be less than the Guaranteed Minimum Interest Rate shown in the Policy Interest and Credits section of your Policy Specifications Pages. The rate credited is also subject to additional minimums shown in that section of your Policy Specifications Pages. The interest earned on the Loan Account accrues daily and is credited to the Fixed Account on each Monthly Deduction Day, where it will earn the crediting rate applicable to the Fixed Account.

See Section Eleven—Loans for additional information regarding the effect of loans on the interest rate(s) credited to the Fixed Account.

Non-Guaranteed Persistency Credit

Beginning on the Persistency Credit Start Date shown in the Policy Interest and Credits section of your Policy Specifications Pages, and on each Monthly Deduction Day thereafter, we may apply a Persistency Credit to your Policy’s Cash Value. The payment of the Persistency Credit is not guaranteed, and we may discontinue this feature at any time. Availability of the Persistency Credit will end when your Policy ends in accordance with the terms of your Policy.

Any Persistency Credit will be paid on each Monthly Deduction Day beginning on the Persistency Credit Start Date and applied proportionally to the Cash Value in each of the Investment Divisions and the Fixed Investment Options. The Persistency Credit will be nonforfeitable after crediting except indirectly due to Surrender Charges made.

Calculation Of Non-Guaranteed Persistency Credit

If the Persistency Credit is paid, it will be calculated on each Monthly Deduction Day after Net Premiums are applied and any loan, transfer or surrender requests are processed, but before Monthly Deduction Charges are deducted.

The amount of any Persistency Credit is calculated as follows:

(a)	a percentage not to exceed the Maximum Persistency Credit Percentage (monthly rate); multiplied by

(b)	your Policy’s Cash Value (excluding the balance in the Loan Account).

The Persistency Credit Start Date and the Maximum Persistency Credit Percentage are shown in the Policy Interest and Credits section of your Policy Specifications Pages.

Basis For Computation Of Policy Values

We have filed a statement with the Interstate Insurance Product Regulation Commission that describes, in detail, how we compute policy benefits and Cash Surrender Values. These policy benefits and Cash Surrender Values are at least equal to those required by the law of the state in which your Policy is delivered. All minimum Cash Surrender Values and maximum Monthly Cost of Insurance Charge rates referred to in your Policy are based on the Mortality Table referred to in the Additional Policy Information section of your Policy Specifications Pages. This Mortality Table includes increased mortality charges if both or either of the Insureds are in substandard classes of risk. All minimum Cash Surrender Values are calculated at the interest rate referred to in the Additional Policy Information section of your Policy Specifications Pages. Premiums and nonforfeiture values do not change upon the first death (known as Frasierized policies).

SECTION TEN – SURRENDERS

This section explains how to request a full or partial surrender of your Policy and how a partial surrender would affect your Cash Value. This section also explains how the Cash Surrender Value of your Policy and any applicable Surrender Charges are determined.

Cash Surrender Value

The Cash Surrender Value of your Policy is the amount we will pay you if you request a full surrender of your Policy. The Cash Surrender Value is equal to:

(a)	your Policy’s Cash Value; less

(b)	any Surrender Charges or processing fees that may apply; less

(c)	any outstanding loan and accrued loan interest.

You can surrender your Policy for its Cash Surrender Value at any time while at least one of the Insureds is living.

Surrender Charges

Your Policy may be subject to a Surrender Charge if you take any of the following actions during the Surrender Charge Period:

(a)	you fully surrender your Policy;

(b)	you request a Face Amount decrease;

(c)	you request a partial surrender that results in a Face Amount Decrease; or

(d)	you request a change to your Life Insurance Benefit Option.

The amount of the Surrender Charge is based on the Policy Year at the time of the surrender, as shown in the Table of Maximum Surrender Charges in your Policy Specifications Pages.

The Surrender Charge will be calculated as described in the Policy Charges section of your Policy Specifications Pages.

Full Surrender

Provided your Policy has Cash Value, and at least one of the Insureds is living, you may surrender it for its Cash Surrender Value. You may request a full surrender by sending your signed written request in Good Order to our Service Office. The Cash Value and Cash Surrender Value will be calculated as of the date on which we receive your signed request in a form acceptable to us. All insurance will end on the Business Day we receive your written surrender request in Good Order.

Partial Surrender

You may request a partial surrender, subject to the Minimum Partial Surrender Amount shown in the Additional Policy Information section of your Policy Specifications Pages, by sending your signed request in Good Order to our Service Office or by any other method we make available. This request must be received while at least one of the Insureds is living.

Proceeds from a partial surrender will be determined as of the date we receive your signed request in Good Order. The partial surrender proceeds will be the full amount of the partial surrender requested, unless your Cash Surrender Value is not sufficient. Surrender Charges and an associated Partial Surrender Processing Fee (as shown in the Policy Charges section of your Policy Specifications Pages) may be charged and will be deducted from the Cash Value or partial surrender proceeds.

You may specify how much of the partial surrender you want taken from a particular Investment Division and/or Fixed Investment Option. If you do not specify how you would like your partial surrender allocated, we will deduct the partial surrender and any Partial Surrender Processing Fee proportionally from the Fixed Investment Options and/or Investment Divisions of the Separate Account. We will not accept a partial surrender request that is greater than the amount in the Investment Divisions and/or the Fixed Investment Options you have chosen.

The Effect Of A Partial Surrender

When you make a partial surrender, your Policy’s Cash Value and Cash Surrender Value will be reduced by the amount of the partial surrender and by any applicable Surrender Charges and associated Partial Surrender Processing Fees (as shown in the Policy Charges section of your Policy Specifications Pages). In addition, a partial surrender may also affect your Face Amount and Life Insurance Benefit depending on the Life Insurance Benefit Option you selected, as set forth below:

Life Insurance Benefit Option 1 - If you have elected Life Insurance Benefit Option 1, your Policy’s Face Amount will be reduced by the difference between:

(1)	the amount of the surrender; and

(2)	the greater of:

(a)

your Policy’s Cash Value immediately prior to the surrender, minus your Policy’s Face Amount divided by the applicable percentage for the life insurance qualification test option you chose (as shown in the Policy Information section of your Policy Specifications Pages) for the younger Insured’s Attained Age at the time of surrender, or

(b)	zero.

If the calculation above results in zero or a negative amount, there will be no adjustment to your Face Amount. If the calculation above results in a positive amount, there will be an adjustment to your Policy’s Face Amount, which will affect your Life Insurance Benefit.

Any decrease in the Face Amount caused by the partial surrender will first be applied against the most recent Face Amount increase. It will then be applied to other Face Amount increases in the reverse order in which they took place, and then to your Policy’s initial Face Amount. If a partial surrender causes your Policy’s Face Amount to fall below the Minimum Policy Face Amount shown in the Additional Policy Information section of your Policy Specifications Pages, we reserve the right to require a full surrender.

Life Insurance Benefit Option 2 - If you have elected Life Insurance Benefit Option 2, a partial surrender will not affect your Face Amount.

SECTION ELEVEN – LOANS

This section explains the Loan Value, Loan Account, and how loan interest is charged and credited. This section also explains how to request a Policy loan, how to repay your Policy loan and the impact that Policy loans may have on your Cash Value.

Please consult your Tax Advisor prior to taking a loan under your Policy.

Loan Value

You may borrow any amount up to the Loan Value of your Policy using your Policy as sole security. The Loan Value on any given date is equal to [(100%-a) x b]-c, where:

(a)	equals the current loan interest rate;

(b)	equals your Policy’s Cash Surrender Value; and

(c)	equals the sum of three Monthly Deduction Charges.

We may require that you sign a loan request in Good Order. Loans may affect the No Lapse Guarantee. Please refer to Section Six – No lapse Guarantee, Late Period, & Reinstatement of your Policy for further details.

Loan Interest

Simple loan interest accrues daily at the current loan interest rate. Interest is compounded once each year on the Policy Anniversary and is due on any of the following dates:

(a)	the Policy Anniversary;

(b)	the date of the last surviving Insured’s death;

(c)	the date your Policy is fully surrendered;

(d)	the date of a full loan repayment;

(e)	the date your Policy lapses; and

(f)	any other date we specify.

Loan interest that is not paid when due will become part of the outstanding loan and will also accrue interest, not to exceed the Guaranteed Maximum Annual Loan Interest Rate for your Policy, shown in the Policy Interest and Credits section of your Policy Specifications Pages.

Loan Interest Rate

We will determine the effective loan interest rate at least once every 12 months, but not more than once in any 3-month period. The Guaranteed Maximum Annual Loan Interest Rate for your Policy is shown in the Policy Interest and Credits section of your Policy Specifications Pages.

We will notify you of the loan interest rate in effect when a loan is taken and when sending notice of loan interest due. We will also send you advance written notice of any increase in the interest rate applicable to any outstanding loan.

Loan Processing

When a new loan is taken, or when outstanding loan interest is added to and becomes part of a loan, a transfer is made from the Fixed Investment Options and/or the Investment Divisions of the Separate Account to the Loan Account. After the transfer is made to the Loan Account, the Loan Account Value will equal 100% of the sum of the new loan and any previous outstanding loans. Unless you specify otherwise, this transfer will be made on a pro-rata basis from the various Investment Divisions and the Fixed Investment Options.

Loan Account

The Loan Account holds collateral for Policy loans and is part of the General Account.

The balance of the Loan Account will be credited with interest at the rate described in the Policy Interest and Credits section of your Policy Specifications Pages. The interest earned on the Loan Account accrues daily and is credited to the Fixed Account on each Monthly Deduction Day, where it will earn the crediting rate applicable to the Fixed Account.

At any time, the value in the Loan Account will never be less than:

(a)	the amount in the Loan Account on the prior Policy Anniversary; plus

(b)	the amount of any loan taken since the prior Policy Anniversary; minus

(c)	any loan amount repaid since the prior Policy Anniversary.

Loan Repayments

Any loan repayments must be mailed to our Payment Office, or any other method we make available. You must specifically designate your payment as a loan repayment. A payment not designated as a loan repayment will be treated as an Unplanned Premium payment and will not be credited to your Policy as a loan repayment. When a loan repayment is received, we will first use that money to pay any portion of the outstanding loan, which was originally taken from the Fixed Account. Any remaining portion of the loan repayment will be allocated to the Separate Account in the same proportion as the amount of money you have in each Investment Division on the date of the loan repayment, unless you indicate otherwise and we agree. If there is no money allocated to the Investment Divisions on the date of the loan repayment, the entire remaining loan repayment amount will be allocated to the Fixed Account. Repayments of loans from the DCA Account Options will be allocated to the Fixed Account.

We will deduct any outstanding loan and accrued loan interest when Life Insurance Proceeds or full Cash Surrender Value are paid. All or part of an outstanding loan and accrued loan interest may be repaid before the last surviving Insured’s death or before we pay the full Cash Surrender Value.

If a loan is outstanding when the Policy’s full Cash Surrender Value is paid, the Cash Surrender Value will reflect a deduction for any outstanding loan and accrued loan interest. It may happen in a given Policy Year that, based on the loan interest rate in effect when that year began (ignoring any subsequent increase in the rate during that year), any outstanding loan plus accrued loan interest exceeds the Cash Value of your Policy minus Surrender Charges. In that event, we will mail a notice to you at your last known address, and a copy to the last known assignee on our records. If the excess of the outstanding loan plus accrued loan interest over the Cash Value minus Surrender Charges is not paid within 31 days after the date we mail you this notice, all insurance will end.

However, if a higher interest rate or rates take effect during the Policy Year, your Policy will not end any sooner than it would have if the rate had not changed.

SECTION TWELVE – GENERAL PROVISIONS

This section explains all other terms and conditions applicable to your Policy.

Entire Contract

The entire contract consists of your Policy, any attached riders or endorsements, and the attached copy of the application. Also, any application used to modify your Policy, including but not limited to a request for a Face Amount increase, a Face Amount decrease, to add a rider, to make a Planned or an Unplanned Premium, or to reinstate your Policy, will be attached to and made a part of your Policy. Only our Chairman, President, Secretary, or one of our Vice Presidents is authorized to change the contract, and then, only in writing. No agent is authorized to change this contract or to waive any of its provisions. No change will be made to this contract without your consent, unless a change is made to ensure your Policy qualifies as life insurance as described in the Conformity To Law section below.

Information Provided In The Application

In issuing your Policy, we have relied on the statements made in the application. All such statements, in the absence of fraud, are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them. No statement made in connection with the application will be used by us to void your Policy or to deny a claim unless that statement is a material misrepresentation and is part of the application.

Contestable Period

We will not contest your Policy after your Policy has been in effect during the lifetime of each Insured for 2 years from the Issue Date, except for cases of fraud in the procurement of your Policy, when permitted by the state where your Policy was delivered. We will provide written notice to you no later than 90 days from the end of the second policy year requesting notification of the death of any Insured. Failure to provide notice of a death in reply to this letter will not preclude a contest and could result in a contest even if premium payments continue to be made. Any action of contest shall commence promptly upon our receipt of notification of death.

Changes may be made to your Policy, including but not limited to: a Face Amount increase, an increase in the Life Insurance Benefit resulting from a Planned or an Unplanned Premium payment, or a rate reclassification. In each of these cases, the 2-year contestable period for each change will begin on the effective date of such increase, payment, or reclassification. We will not contest the increase in insurance coverage resulting from such change, based on statements made in the accompanying application after that increase has been in effect during the lifetime of each Insured for 2 years from its effective date, except for cases of fraud in the procurement of the change when permitted by the state where your Policy was delivered. However, no new contestable period will apply if a Face Amount increase was due solely to a change in the Life Insurance Benefit Option. We will require proof of insurability in cases of reclassification.

In addition, if your Policy ends and is reinstated, we will not contest your Policy based on statements made in the application for reinstatement after it has been in effect during the lifetime of each Insured for 2 years from the date of reinstatement, except for cases of fraud in the procurement of your Policy, when permitted by the state where your Policy was delivered.

Suicide Exclusion

Unless a shorter period is otherwise required by the laws of the state in which your Policy was delivered, in the event of suicide of the first of the Insureds to die, while sane or insane, within 2 years of the Issue Date, the Policy will continue in effect on the surviving Insured. Suicide of both Insureds at the same time or of the last surviving Insured, while sane or insane, within 2 years of the Issue Date, is not covered by your Policy. In that event, your Policy will end and the only amount payable will be the premiums paid to us, minus any outstanding loan and accrued loan interest and any partial surrender benefits paid.

If your Policy’s Face Amount is increased or the Life Insurance Benefit is increased due to an Unplanned Premium payment, a new 2-year suicide exclusion period will apply to that increase beginning on the effective date of such increase or payment. In that event, the only amount of proceeds payable with respect to that Face Amount increase or payment will be the total Monthly Cost of Insurance Charge we deducted for that Face Amount increase or payment. No new suicide exclusion period will apply if the Face Amount increase was due solely to a change in the Life Insurance Benefit Option.

If your Policy ends and is reinstated, suicide of both Insureds at the same time or of the last surviving Insured, while sane or insane, within 2 years, or any shorter period required by the laws of the state in which your Policy was delivered after the date of reinstatement, is not covered by your Policy.

Policy Date

The Policy Date is the date from which premiums and charges are calculated and become due. You may refer to this date in the Policy Information section of your Policy Specifications Pages. Policy Years, months, and anniversaries are measured from the Policy Date, unless otherwise stated.

Except for the first Monthly Deduction Day, described in Section Five – Monthly Deduction Charges, the Monthly Deduction Day for your Policy will be the same calendar day each month, as determined by the Policy Date.

Unless another date is chosen, as described below, the Policy Date is determined as follows.

(a)	If you paid the first premium with your application and obtained a separate “Temporary Coverage Agreement”, the Policy Date will be the date of the Temporary Coverage Agreement.

(b)

If you did not pay the first premium with your application, and therefore no Temporary Coverage Agreement was obtained, the Policy Date will be the date your Policy is issued by the Corporation for delivery, known as the Issue Date.

If your Policy was issued prior to the date you paid your full initial premium, the Policy Date will be earlier than the Effective Date. The Policy Date may be chosen to correspond to the definition of the Effective Date, as described on the cover page of your Policy. You may request another date if it is preferable to pay premiums on that date or have Policy values accrue as of that date, by providing us with your signed request.

Calculation Of Age

Unless stated otherwise, each Insured’s Issue Age is that Insured’s age on the birthday nearest the Policy Date, and is shown in the Policy Information section of your Policy Specifications Pages. The Insureds’ Attained Ages are the ages in your Policy Specifications Pages plus the number of Policy Years completed since the Policy Date.

Misstatement Of Age Or Gender

If the age or gender of either Insured person is misstated in the application, we will adjust any Cash Value proceeds, Cash Surrender Value proceeds and Life Insurance Proceeds, up or down, to reflect the correct age and/or gender. The amount of the Life Insurance Benefit will be the amount that would be purchased by the most recent Monthly Cost of Insurance Charge at the correct age and gender.

Assignment

While at least one of the Insureds is living, you may assign your Policy, or any interest in it. If you do this, your interest and anyone else’s is subject to that of the assignee. As Owner, you still have the rights of ownership that have not been assigned.

You must provide us with a copy of the assignment. We are not responsible for the validity of any assignment. An assignee may exercise only those rights assigned to that assignee. Any amount payable to the assignee will be paid in one sum. Unless otherwise specified by the Owner, assignments shall take effect on the date the notice of assignment is signed by the Owner, subject to any payment we make or other action we take before we receive the assignment.

An assignee cannot change the Owner or Beneficiary of your Policy. Any amount payable to the assignee will be paid in one sum.

Protection Against Creditors

Payments we make under your Policy are, to the extent the law permits, exempt from the claims, attachments, or levies of any creditors.

Deferral Of Payments To You

Generally, we will pay any Cash Surrender Value, loan proceeds, surrender proceeds, or Life Insurance Proceeds within 7 days after we receive all of the necessary requirements in Good Order. However, we may defer making any of these payments for any period during which we are unable to determine the amount to be paid because the New York Stock Exchange is closed (other than the usual weekend or holiday closings), trading is restricted by the Securities and Exchange Commission (SEC), an emergency exists, an Eligible Portfolio suspends redemptions pursuant to SEC rules, or the SEC, by order, permits us to delay payment in order to protect our policyowners. In addition, we may delay payment of any portion of any loan or surrender request, including requests for partial surrenders, from the Fixed Account and/or the DCA Account Options for up to 6 months from the date we receive your request in Good Order. We may also delay payment of the entire Life Insurance Proceeds if we contest the payment. If we defer payment for 30 days or more and if required by law, we will pay interest at a rate at least equal to the minimum required by law.

Payments To Corporation

Any payment made to us by check or money order must be payable to New York Life Insurance and Annuity Corporation. When asked, we will provide a countersigned receipt, signed by an authorized representative, for any premium paid to us.

Conformity To Law

Your Policy is subject to all laws that apply. We reserve the right to amend and correct: (1) any errors in your Policy and (2) any misstatements of Policy values that we may send you while your Policy is in effect. We also reserve the right to adjust Policy values and to make changes to your Policy to ensure that at all times, it qualifies as life insurance for federal income tax purposes.

Your Policy was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission standards. Any provision of your Policy that on the provision’s effective date is in conflict with Interstate Insurance Product Regulation Commission Standards for this product type is hereby amended to conform to the Interstate Insurance Product Regulation Commission Standards for this product type as of this provision’s effective date.

Annual Policy Report

Each Policy Year after the first, while your Policy is in effect and at least one of the Insureds is living, we will send a written report to you. The information in the report will be current as of a date not more than four months prior to the date of mailing.

This report will contain at least the following information:

(a)	The beginning and end dates of the current report period.

(b)	Your Policy’s Cash Value, if any, at the beginning and end of the current report period.

(c)	The amounts that have been credited or debited to your Cash Value during the current report period, identified by type.

(d)	The current Life Insurance Benefit at the end of the current report period.

(e)	The amount of outstanding loans, if any, and accrued loan interest at the end of the current report period.

(f)	Your Cash Surrender Value, if any, at the end of the current report period.

(g)	If applicable, a notice to the effect that your Policy’s Cash Surrender Value will not maintain insurance in effect until the end of the next reporting period unless further premium payments are made.

This report will also give you any other facts required by the Interstate Insurance Product Regulation Commission.

Illustrative Report To Owner

On request, we will furnish you with an up-to-date illustration of Policy values. We will not charge a fee for the first report provided during the Policy Year. However, a reasonable fee may be charged for any additional reports provided on request. This fee will never exceed the Maximum Illustration Fee referred to in the Additional Policy Information section of your Policy Specifications Pages.

Policy Split Option

You can exchange this policy, without evidence of insurability for separate life policies on each of the Insureds within 6 months after either of the following 2 dates:

(a)	The date a final divorce decree issued with respect to the marriage of the Insureds has been in effect for 6 months; or

(b)

The effective date of a change in the federal tax law that results in a reduction in the unlimited federal estate tax marital deduction provision (Section 2056 of the Internal Revenue Code or its successor), or a reduction of at least 50% in the highest marginal federal estate tax rate in effect on the Policy Date of this policy.

In addition, an exchange can be made for any other reason provided we agree. You must request the exchange in writing and both Insureds must be living when we receive your request. Each new policy will be on a variable universal life plan that is being offered by us on the date of exchange. The policy date and issue date of each new policy will be the date of the exchange.

Unless requested otherwise, the policyowner and beneficiary of each new policy will be the same as under this Policy. At the time each new policy is issued, an insurable interest must exist under applicable state law. If this Policy has been assigned, the assignment will apply to each new policy.

The Cost of Insurance for each new policy will be determined based on each Insured’s age, gender and most recent class of risk under this Policy on the date of the exchange. A new set of surrender charges will apply on each new policy.

The Face Amount of each new policy will equal one half of the Face Amount of this Policy, plus if we agree one half of the Face Amount of any second-to-die riders attached to this policy, on the date of exchange. The benefits of any first-to-die riders that are in effect will not be included in this calculation. One half of the Cash Value of this Policy less unpaid loan and accrued loan interest will be allocated as the initial premium for each new policy. The Life Insurance Benefit Option for each new policy will be the option in effect on the date of exchange.

Policy Exchange

Within 24 months of the Issue Date of your Policy, you may exchange it for a new survivorship policy on the lives of the Insureds without evidence of insurability and without a Surrender Charge deduction. In order to exchange your Policy, we will require:

(a)	That your Policy be in effect on the date of exchange;

(b)	Repayment of any outstanding loan(s) and accrued loan interest;

(c)	An adjustment, if any, for premiums and Cash Values of this Policy and the new policy.

The date of exchange will be the date we receive your Policy along with a signed application for an exchange and deem all requirements in Good Order.

The new policy will be on a permanent plan of life insurance, which we were offering for this purpose on the Issue Date of this Policy. The new policy will have a face amount equal to the initial Face Amount of this Policy. It will be based on the same Policy Date, Insureds’ classes of risk, genders, and Issue Ages as this Policy, but will not offer variable investment options such as the Investment Divisions. The new policy will have the same provisions and be subject to the same limitations as are in the series of permanent plan life insurance policies being issued by us on that date. All riders attached to this Policy will end on the date of exchange, unless we agree otherwise.

The incontestability and suicide provisions of the new policy that are attributable to the coverage converted from this Policy will run from the Issue Date of this Policy.

Age 121 Policy Anniversary

Your Policy may not qualify as life insurance after the younger Insured’s Attained Age 100 under federal tax law and your Policy may be subject to adverse tax consequences. Please consult your Tax Advisor before choosing to continue your Policy after the younger Insured’s age 100.

Beginning on the Policy Anniversary on which the younger Insured is age 121, the Life Insurance Benefit will remain in force for all subsequent years, but the following limitations will apply:

(a)	No further Planned or Unplanned Premiums will be allowed, except as needed to keep your Policy from lapsing.

(b)	No Face Amount or Life Insurance Benefit Option changes will be permitted.

(c)	Other than the Monthly Mortality and Expense Risk Charge, no further monthly deductions will be made from your Cash Value.

(d)	Your Cash Value will continue to be invested in the Investment Options chosen by the Owner.

(e)	Transfers among the Investment Options will continue to be allowed.

(f)	Partial surrenders and loan repayments will continue to be allowed.

(g)	New Policy loans may be requested and loan interest will continue to accrue on any new and existing loans at the current Loan Interest Rate.

(h)	Any riders attached to your Policy will end, unless stated otherwise in the applicable rider.

Duty To Cooperate

You, the applicant, the Insureds and any Beneficiary under your Policy each have a duty to cooperate with us in the underwriting of your Policy and in the investigation of any claim for benefits under your Policy, including any attached riders. The duty to cooperate includes, but is not limited to, providing signed authorizations, in the form we request and without time limitation, and releasing information concerning all representations made in connection with the application, including those relating to medical condition and history and financial and employment information

New York Life Insurance and Annuity Corporation

A Delaware Corporation

8[51 Madison Avenue, New York, N.Y. 10010]

9[1-800-598-2019] 10[www.newyorklife.com]